Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]


Check the appropriate box:

[ ] Preliminary Proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              Sonex Research, Inc.
--------------------------------------------------------------------------------
(Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Stattement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed per Exchange Act Rules 14a-6(i)(1) and 0-11.


























                               SONEX RESEARCH, INC.
                                23 Hudson Street
                               Annapolis, MD 21401
                      Tel: 410-266-5556; Fax: 410-266-5653
                             E-mail: sonex@erols.com
                         Website: www.sonexresearch.com


August 2003

Dear Fellow Shareholders:

         I am pleased to report that the period from August 2002 through the present has seen substantial growth at Sonex. During the second half of 2002 the Company secured new engine development projects from branches of the U.S. government and Department of Defense (DoD) and/or their prime contractors, resulting in record revenues for 2002 and 2003 to date. We increased our full-time staff from three to seven, added two part-time employees, and continued to have access to high-caliber technical consultants. Significant upgrades have been made to our engineering and design capabilities which will lead to greater efficiencies in fabricating and analyzing Sonex development components.

         This year the Company has expanded its marketing and commercialization capabilities by hiring specialized consultants to provide business advisory services in areas such as strategic alliances, federal marketing, and government procurement assistance. We also have made an effort this year to increase the industry exposure worldwide of the Sonex Combustion System (SCS) technologies with technical publications and presentations for the international engine community.

         Along with the boost in revenues from the new contracts has come an increase in expenditures through higher personnel costs for the expansion of our technical staff and improvements to our test facility and computer capabilities to meet the demands of the projects, as well as the new spending on marketing and commercialization services. The Company has been able to meet its cash needs through revenue receipts and, among other measures, the continued voluntary deferral of salaries by Company officers, flexible payment arrangements with consultants, and the securing of short-term loans from shareholders.

         I firmly believe that the strides made in the past twelve months are laying the foundation for successful commercialization of the SCS technologies. We continue to pursue new opportunities for revenue as we perform development work on the current engine projects, and we look for positive results from our expanded marketing efforts.

         The accompanying Annual Report on Form 10-KSB for the year ended December 31, 2002 provides a comprehensive explanation of the Company's business initiatives and finances. The information presented is current as of March 2003 when the Form 10-KSB was filed with the SEC, and is supplemented by the "Report for the Second Quarter of 2003" enclosed with the proxy materials.

         I extend my gratitude to my fellow shareholders for their continued support, particularly to those who have lent their time, energy, and financial resources to Sonex, and to our employees and consultants for their continued hard work. The Company will hold its Annual Meeting here in Annapolis on Tuesday, September16, 2003, and I look forward to seeing many of you at that time.


                                      Sincerely,

                                      Andrew A. Pouring, D.Eng.
                                      Chief Executive Officer






                              SONEX RESEARCH, INC.
                                23 Hudson Street
                            Annapolis, Maryland 21401


                       2003 ANNUAL MEETING OF SHAREHOLDERS
                      NOTICE OF MEETING AND PROXY STATEMENT


To the Shareholders of Sonex Research, Inc.:

The 2003 Annual Meeting of Shareholders of Sonex Research, Inc. (the "Corporation") will be held on Tuesday, September 16, 2003 at 10:00 a.m. local time in the Dorsey Room in the Hampton Inn & Suites, located in the ARINC Corporate Park, 124 Womack Drive, Annapolis, Maryland. Holders of record of the Common Stock and Preferred Stock of the Corporation at the close of business on July 28, 2003 will be entitled to notice of, and to vote, as and if applicable, at the Annual Meeting and any adjournment thereof.

Shareholders will act upon the following matters and such other matters as may properly come before the Annual Meeting or any adjournment thereof:

        PREFERRED STOCK PROPOSAL: To elect one individual to serve as a Class II Preferred Stock director until the Annual Meeting of Shareholders in 2006 and until his successor is duly elected and qualified.

If you own shares of Common Stock that are registered in your name (i.e., represented by actual stock certificates), you are receiving a Proxy directly from the Corporation. Holders of shares of Common Stock that are held of record in an account with a financial institution such as a brokerage or bank (i.e., held in "street name") are receiving a proxy voting instructions form from a proxy processing firm. The Board of Directors of the Corporation has not presented any proposal for vote by the Common Stock holders and currently knows of no proposal which may be brought before the Annual Meeting. Holders of Common Stock are nevertheless asked to execute the Proxy or voting instructions form received to enable the Proxies to vote your shares with respect to any proposal which may lawfully and properly be brought before the Annual Meeting or any adjournment thereof.

Whether or not you plan to attend the Annual Meeting, please complete, date, sign and promptly return the enclosed Proxy or voting instructions form in the accompanying envelope to assure that your shares are represented at the Annual Meeting. Proxies returned by holders of Preferred Stock with no voting direction indicated will be voted "FOR" the Preferred Stock Proposal.

You may attend the Annual Meeting and vote, as and if applicable, in person shares registered in your name either by submitting a completed Proxy or by completing a ballot at the Annual Meeting. If you have returned a Proxy to the Corporation but later decide to attend in person, you may revoke your Proxy at the Annual Meeting and cast your vote, as and if applicable, in person by ballot. If you own shares of Common Stock in street name and you wish to vote in person if any proposal later is lawfully and properly brought before the Annual Meeting, you must mark the appropriate box on the proxy voting instructions form and return it to the proxy processing firm, which will then send you a Legal Proxy to allow you to vote the shares by ballot at the Annual Meeting.


                                           By Order of the Board of Directors


                                           George E. Ponticas
                                           Secretary
                                           August 28, 2003




                             PROXY SOLICITATION

This Notice of Meeting and Proxy Statement is furnished to shareholders of Sonex Research, Inc. (the "Corporation") in connection with the solicitation of Proxies on behalf of the Board of Directors of the Corporation for use at the Annual Meeting of Shareholders of the Corporation to be held on September 16, 2003 for the purposes set forth on the cover page of this Notice of Meeting and Proxy Statement. The Board of Directors has fixed July 28, 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The cost of preparing, assembling and mailing of proxy materials will be borne by the Corporation.

The Corporation will supply proxy materials as requested to brokerage houses and other custodians, nominees and fiduciaries for transmission to the beneficial owners of the Corporation's securities. The Corporation will reimburse such brokerage houses and other custodians for their expenses. The approximate mailing date of this Notice of Meeting and Proxy Statement is August 28, 2003.


                              CLASSES OF SECURITIES

The Corporation has two classes of voting securities: its $.01 par value common stock (the "Common Stock") and its $.01 par value convertible preferred stock (the "Preferred Stock"). Each share of Preferred Stock is convertible at any time at the option of the holder into Common Stock at the rate of $.35 per share of Common Stock. The Preferred Stock has priority in liquidation over the Common Stock, but it carries no stated dividend. Additionally, the holders of Preferred Stock, voting as a separate class, have the right to elect that number of directors of the Corporation which represents a majority of the total number of directors. The only other matters with respect to which holders of Preferred Stock are entitled to vote concern a consolidation, merger, share exchange or transfer of assets. Each share of Preferred Stock outstanding will be entitled to one vote on the Preferred Stock Proposal.



The Corporation is presently authorized to issue up to 48,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. At the close of business on July 28, 2003, there were 21,592,669 shares of Common Stock issued and outstanding held by approximately 900 registered holders, with shares for approximately 1,700 additional beneficial owners being held in street name by brokers, dealers, banks, and other entities, and 1,540,001 shares of Preferred Stock issued and outstanding held by seven registered holders.


                                  VOTING

A quorum is required in order for the Corporation to conduct business at the Annual Meeting. The presence, in person or by Proxy, of the majority in number of the outstanding shares of Common Stock and Preferred Stock as of the record date constitutes a quorum. If a quorum of the holders of Preferred Stock is attained at the Annual Meeting, directors will be elected by a plurality of the shares present and entitled to vote. Unless otherwise directed by the shareholder, the shares of Preferred Stock represented by executed Proxies returned to the Corporation will be voted "FOR" the election of directors.

If any other matters are lawfully and properly brought before the Annual Meeting and a quorum of the holders of the Preferred Stock and/or Common Stock is attained, the shares of Preferred Stock and/or Common Stock represented by executed Proxies returned to the Corporation will be voted in the discretion of the Proxy holders.

A Proxy may be revoked at any time before it is voted by giving written notice of revocation, or by delivery of a later dated Proxy, to the Corporation's Secretary prior to the Annual Meeting. A Proxy may also be revoked if the shareholder is present at the Annual Meeting and gives written notice to the Corporation's Secretary of his revocation at such time.


                              BOARD OF DIRECTORS

The Corporation's Board of Directors is divided into two categories: (1) "Common Stock" directors elected by the holders of Common Stock; and (2) "Preferred
Stock" directors elected by the holders of Preferred Stock. Pursuant to the Corporation's Charter, the holders of the Preferred Stock, voting as a separate class, have the right to elect that number of directors of the Corporation which represents a majority of the total number of directors. These two categories of directors are further divided into three classes as nearly equal in number as possible, with the term of one of the three classes of directors expiring at each annual meeting of shareholders. The members of each class of directors are to hold office for terms of three years until their successors have been elected and qualified. The terms of Class I, Class II and Class III directors are scheduled to expire at the annual meetings of shareholders to be held in 2005, 2003, and 2004, respectively.

The Corporation's By-laws state that the Board of Directors shall consist of not fewer than three directors, with the total number of directors to be set by the Board by resolution. In July 1997 the total number of directors was fixed at five, and, from December 2001 until early in 2003 the Board consisted of three Preferred Stock directors and two Common Stock directors. On March 24, 2003, Mr. John H. Drewanz, a Class II Common Stock director since October 2001 and Chairman of the Corporation's Board of Directors since October 2002, resigned from the Board. Mr. Drewanz informed other directors that he had made all the contributions he could as a director and believes the Company is in capable hands with its current management and other members of the Board. The Board of Directors subsequently decided against filling the vacancy or naming a new Chairman. In July 2003 the Board of Directors acted to fix the number of directors at four. Currently, the Board of Directors consists of three Preferred Stock directors and one Common Stock director.

Due to the small total number of directors, the Board does not have separate Nominating, Compensation or Audit Committees; however, the functions of these committees have been performed by the Board as a whole. The Company does not have an Audit Committee charter. The Board believes its outside directors possess the necessary independence and skills to perform all the functions normally assigned to separate Nominating, Compensation or Audit Committees.

While it is the function of the Board to recommend potential nominees for Board positions, it is also the policy of the Board to consider nominees recommended by security holders. Such recommendations should be addressed to the Chairman of the Board, at the address of the Corporation, and should include the name and address of the security holder submitting the nomination and a detailed listing of the business experience and particular qualifications of the nominee. The Board will review the nomination at its next meeting following receipt of the nomination and respond accordingly to the security holder who submitted the nomination.

Based on their education and business experience, Board members Mr. Lawrence H. Hyde and Mr. Charles C. McGettigan, both of whom have experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements, have been designated as audit committee "financial experts" with respect to Audit Committee functions that are performed by the Board as a whole. In general, an audit committee "financial expert" means an individual who possesses (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements containing the breadth and level of complexity of accounting issues that are generally comparable to such issues encountered by the small business issuer's financial statements; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

In performing the duties typically assigned to an audit committee, the entire Board has (1) reviewed and discussed the 2002 audited financial statements of the Corporation with management; (2) discussed with the independent accountants of the Corporation the independent accountants' judgments about the quality, not just the acceptability, of the Corporation's accounting principles, including the clarity and completeness of the financial statements and related note disclosures; (3) received written assurance from the independent accountants with respect to independence; and (4) recommended that the 2002 audited financial statements be included in the December 31, 2002 Annual Report on Form 10-KSB for filing with the Securities and Exchange Commission (SEC).






                        PRINCIPAL SECURITY SHAREHOLDERS

The following table sets forth as of July 28, 2003 information relating to beneficial ownership of Common Stock by directors and executive officers of the Corporation, individually and as a group, and any other persons known by the Corporation to be the beneficial owner of more than five percent of the currently issued and outstanding Common Stock. A reporting person is considered the "beneficial owner" of a security if that person has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. Under this definition, more than one person may be a beneficial owner of securities as to which he has no record ownership interest, and the same shares may be beneficially owned by more than one reporting person.

Beneficial ownership includes securities which the reporting person currently owns or has the right to acquire or the obligation to dispose within sixty days, such as through the exercise of options, warrants, puts and calls, or through the conversion of Preferred Stock. The percentage of beneficial ownership for a reporting person is based on the number of outstanding shares of Common Stock of the Corporation plus the number of shares which the reporting person has the right to acquire within sixty days, but does not include shares which any other reporting person has the right to acquire. Unless otherwise noted, all shares are beneficially owned and sole voting and investment power is held by the persons named.


                           Total Beneficial Ownership
                           --------------------------

                              Common     Rights to    Total shares
                              shares      acquire     beneficially     Percent
 Name and address (1)         owned       shares (4)     owned        of class
 --------------------       ---------    ---------     ---------      --------

Lawrence H. Hyde              644,986    1,814,286      2,459,272        11.1
Charles C. McGettigan       1,351,618    1,814,285      3,165,903  (3)   13.5
George E. Ponticas            326,262      528,928        855,190         3.9
Andrew A. Pouring             853,239      480,244      1,333,483         6.0
Myron A. Wick, III          1,351,618    1,814,285      3,165,903  (3)   13.5

All directors & officers
 as a group (5 persons)     3,176,105    4,987,743      8,163,848        30.7

Herbert J. Mitschele, Jr.
  Far Hills, NJ             1,081,655       65,000      1,146,655         5.3

Proactive, et.al. (2)
  San Francisco, CA         2,574,064    2,928,570      5,502,634        22.4

-----------------------------
(1) The business address for each director and named executive officer is 23 Hudson Street, Annapolis, Maryland, 21401.
(2) Includes shares beneficially owned directly and indirectly by Proactive Partners, L.P. and several affiliated entities and individuals ("Proactive et.al."), as reported in a Form 13D filing with the Securities and Exchange Commission.
(3) Includes 2,815,903 shares beneficially owned by Proactive et.al., which shares could be deemed to be beneficially owned by both Mr. McGettigan and Mr. Wick by virtue of their executive and ownership positions in Proactive et.al. Both individuals exercise shared voting and investment power with respect to such shares.
(4)   See detail provided in the following table.




                           Rights to Acquire Shares
                           ------------------------

                                                                       Total
                                     Exercisable          Preferred  rights to
                         Exercisable   (put)/  Exercisable  stock     acquire
        Name               options    call (2)   warrants converted   shares
--------------------      ---------- ---------- --------- --------- ----------

Lawrence H. Hyde            600,000  1,214,286                       1,814,286
Charles C. McGettigan (1)   350,000   (607,143)           2,071,428  1,814,285
George E. Ponticas          447,500               80,000      1,428    528,928
Andrew A. Pouring           386,316               92,500      1,428    480,244
Myron A. Wick, III (1)      350,000   (607,143)           2,071,428  1,814,285

All directors & officers
 as a group (5 persons)   2,133,816    607,143   172,500  2,074,284  4,987,743

Herbert J. Mitschele, Jr.                         25,000     40,000     65,000

Proactive , et.al. (2)
  San Francisco, CA                 (1,214,286)           4,142,856  2,928,570

---------------------------

(1) Includes 1,526,785 shares beneficially owned by Proactive, et.al., which shares could be deemed to be beneficially owned by both Mr. McGettigan and Mr. Wick by virtue of their executive and ownership positions in Proactive, et.al. Both individuals exercise shared voting and investment power with respect to such shares.
(2) Represents the currently exercisable portions of ten-year options granted in December 1997 and December 1999 by Proactive, et.al. to Mr. Hyde to purchase 714,286 shares and 500,000 shares, respectively, of common stock presently owned by Proactive, et.al., at an exercise price of $.35 and $.50 per share, respectively. The December 1997 and December 1999 options become exercisable at the rate of 20% and 25% respectively, per year beginning with the date of grant. Because these agreements relate to shares which are already outstanding, the exercise of such rights will not result in an increase in the total number of the Company's outstanding shares for purposes of computing the percentage of beneficial ownership of each reporting person. Mr. McGettigan and Mr. Wick each has indirect beneficial ownership in 50% of the shares subject to these agreements.






                                STOCK OPTION PLAN

The Corporation maintains a non-qualified stock option plan adopted in 1987 (the "Plan") which has made available for issuance a total of 7.5 million shares of Common Stock. The Corporation does not have any other stock option or other similar equity compensatory plans. Shareholder approval was not required for the adoption of the Plan, nor is it required for any amendments to the Plan. All directors, full-time employees and consultants to the Corporation are eligible for participation. Option awards are determined at the discretion of the Board of Directors. Upon a change in control of the Corporation, all outstanding options granted to employees, officers and directors become vested with respect to those options which have not already vested. Options outstanding expire at various dates through June 2013. A copy of the Plan has been filed with the SEC and is incorporated by reference to the Corporation's Registration Statement No. 33-34520 on Form S-8.

Pertinent information as of July 28, 2003 regarding shares of Common Stock issuable pursuant to options granted or available for future grant under the Plan is as follows:

                                                               Number
                                                              of shares

   Issuable upon exercise of outstanding options              4,179,973
   Weighted average exercise price per share                    $0.40
   Available for future issuance                              1,452,859



                       COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation paid by the Corporation to its chief executive officer and any other executive officer who earned annual compensation during the most recently completed year in excess of $100,000 (together referred to as the "Named Executives").



                           Summary Compensation Table


                               Annual compensation
                        ---------------------------------------
                                      Salary                       Long-term
                              ----------------------    Accrued   compensation
Name and Position       Year   Current      Deferred     bonus    # of options
-----------------       ----  --------      --------   --------   ------------

Dr. Andrew A. Pouring   2002  $ 87,500 (1)  $ 37,500   $      0           0 (3)
 CEO & Chief Scientist  2001    87,500 (1)    37,500     10,000      35,000
                        2000    87,500        37,500     10,000      35,000

Mr. George E. Ponticas  2002  $ 86,400 (2)  $  9,600   $ 25,000     200,000
 CFO & Secretary        2001    86,400 (2)     9,600     25,000     100,000
                        2000    86,400         9,600     10,000      30,000



 (1) Includes $79,933 for 2002 and $33,656 for 2001 which has not been paid as of December 31, 2002.
 (2) Includes $53,171 for 2002 and $33,232 for 2001 which has not been paid as of December 31, 2002.
 (3) In November 2002 Dr. Pouring was granted an option to purchase 100,000 shares of Common Stock effective as of January 1, 2003.


In order to help conserve the Corporation 's limited cash resources, however, the Named Executives for several years have voluntarily deferred receipt of payment of significant portions of their authorized annual salaries upon request by the Board of Directors. By written agreement with the Corporation, these individuals and other current and former employees consented to the deferral of payment of amounts so accumulated until the Corporation has received licensing revenue of at least $2 million or at such earlier date as the Board of Directors determines that the Corporation 's cash flow is sufficient to allow such payment. For many years through 1998, Dr. Pouring had been deferring 40% of his annual salary. In January 1999, the percentage deferral was reduced to 30%. Mr. Ponticas has been deferring 10% of his annual salary for the last several years. The conditions that would require repayment of deferred amounts have yet to occur. As of December 31, 2002, a total of $448,923 and $125,326 in deferred salary is owed to Dr. Pouring and Mr. Ponticas, respectively, that is payable under the conditions described above. The authorized full annual salaries for Dr. Pouring and Mr. Ponticas for each of the past three years were $125,000 and $96,000, respectively. Effective January 1, 2003, the authorized full annual salary for Mr. Ponticas was increased to $120,000 while the percentage deferral was increased to 25%.

During much of 2001 and through the third quarter of 2002, the Corporation operated under severe cash flow difficulties. At times during 2001 and 2002 the Corporation's officers voluntarily and at their own discretion deferred receipt of payment of significant portions of their current wages to reduce the Corporation 's monthly cash requirements, although some of these amounts were repaid by the end of the year. With the generation of cash flow from revenues during the fourth quarter of 2002, some of these amounts were repaid by the end of the year. Since December 2002, Mr. Ponticas has been receiving his current wages, while Dr. Pouring continues to defer a significant portion of his current wages. Such wages payable to the Corporation's officers totaled $199,992 as of December 31, 2002 and are payable upon demand.

In December of each of the last three years, the Corporation awarded bonuses totaling $37,500 in 2002, $57,500 in 2001, and $30,000 in 2000, to its officers and employees, including the amounts reported above for the Named Executives. The bonus awards in each year were made with the stipulation that payment of such bonuses would be deferred until the Board of Directors determines that the Corporation's cash resources are sufficient to enable such payments. In a private financing in March 2002, Dr. Pouring and Mr. Ponticas accepted Common Stock in payment of accrued bonuses of $9,000 each. As of December 31, 2002, $22,500 and $50,000 in accrued bonuses remained payable to Dr. Pouring and Mr. Ponticas, respectively.

The bonus awards and option grants in 2001 and 2002 to the Named Executives continued to increase to reflect the fact since 2001 these individuals have made extraordinary sacrifices, both financially in the amount of wages that have gone unpaid, and personally, to enable the Corporation to remain in operation given its poor financial condition, and to provide incentive for the Named Executives to remain in the employment of the Corporation under such arduous continuing conditions.

In order to avoid long-term financial commitments, the Corporation does not have employment agreements with any of its personnel. The salaries of executive officers are set by the Board of Directors on an annual basis. With the exception of the granting of stock options, the Corporation does not pay its Named Executives any bonuses or any type of long-term compensation in the form of restricted stock awards, stock appreciation rights (SARs) or other form of long-term incentive plan payments.


                        Option Grants In Last Fiscal Year

                                    Individual Grants
             -------------------------------------------------------------------
             Number of    % of total
            securities      options
            underlying    granted to
              options    employees in    Exercise     Market        Expiration
 Name         granted     fiscal year      price       price           date
 ----         -------     -----------      -----       -----       -------------

Pouring             0 (1)       0%          n/a         n/a            n/a
Ponticas      200,000          41%         $.25        $.20       Nov. 17, 2012

 (1) In November 2002 Dr. Pouring was granted a ten-year option to purchase 100,000 shares of Common Stock effective as of January 1, 2003. These options are exercisable at $.25 per share.


               Aggregated Option/SAR Exercises In Last Fiscal Year
                      And Fiscal Year-end Option/SAR Values

                                    Number of securities    Value of unexercised
                                   underlying unexercised       in-the-money
                                      options/SARs at         options/SARs at
                                     December 31, 2002       December 31, 2002
          # of shares
          acquired on     Value         Exercisable/            Exercisable/
  Name     exercise     realized       unexercisable           unexercisable
--------  -----------   --------   ----------------------   -------------------

Pouring:
  @ $.25       0           $0         126,250 / 8,750              $0/$0
  @ $.50       0           $0         210,066 / 0                  $0/$0
  @ $.75       0           $0          25,000 / 0                  $0/$0

Ponticas:
  @ $.25       0           $0         222,500 / 65,000             $0/$0
  @ $.50       0           $0         205,000 / 0                  $0/$0
  @ $.75       0           $0          20,000 / 0                  $0/$0


The exercise price of all options held by the Named Executives was higher than the December 31, 2002 market price of $.20 of the Corporation's publicly traded Common Stock.

                            COMPENSATION OF DIRECTORS

Directors of the Corporation do not receive fees for their services, but are eligible to receive stock option grants and are reimbursed for expenses related to their activities as directors. It has been the Corporation's policy to grant outside directors stock options every three years that have a term of ten years and vest over a number of years. When an individual ceases to be a director of the Corporation, he loses the rights to any shares under these options which have not vested as of that date.


                             INDEPENDENT ACCOUNTANTS

In September 2003 the  Corporation's  independent  accountants since 1997, C. L.
Stewart & Company, informed the Board of Directors that the firm was discontinuing its audit practice and would not serve as independent accountants of the Corporation for the year ended December 31, 2002. The Corporation had no disagreements with C. L. Stewart & Company on any matter of accounting principles or practices or financial statement disclosure.

The Corporation's Board of Directors engaged Hausser + Taylor LLP as new independent accountants as of December 17, 2002. The Corporation has had no disagreements with Hausser + Taylor LLP on any matter of accounting principles or practices or financial statement disclosure. It is expected that a representative of Hausser + Taylor LLP will be present at the Annual Meeting and will have an opportunity to make a statement, should they desire to do so, and will be available to answer appropriate questions.


                          ANNUAL REPORT ON FORM 10-KSB

A copy of the Corporation's 2002 Annual Report on Form 10-KSB containing financial statements of the Corporation has been mailed to all shareholders with this Notice of Meeting and Proxy Statement.



                             COMMON STOCK DIRECTOR

                                                        Year first
                                                        elected to     Year term
            Name                     Age      Class      the Board      expires
   ----------------------            ---      -----      ---------      -------

   Andrew A. Pouring        		  71       III          1980          2004


Dr. Andrew A. Pouring has been a full-time employee, director, and Chief Scientist of the Company since 1980, serving as President from April 1980 through November 1991, and as Chief Executive Officer since May 1985. In November 1991 he was elected a Vice Chairman of the Board of Directors. He has co-authored all of the Company's patented inventions. Prior to forming Sonex, Dr. Pouring served as a Professor of Aerospace Engineering at the U.S. Naval Academy, including four years as the Chairman of the Academy's Department of Aerospace Engineering. Dr. Pouring is a member of various professional and scientific societies, including the American Society of Mechanical Engineers and the Society of Automotive Engineers. Dr. Pouring received his Bachelors and Masters degrees in mechanical engineering from Rensselaer Polytechnic Institute. He received his Doctor of Engineering degree from Yale University, where he also was a post doctoral research fellow and lecturer.



                          PREFERRED STOCK DIRECTORS


                                                        Year first
                                                        elected to     Year term
            Name                     Age      Class      the Board      expires
   ----------------------            ---      -----      ---------      -------

   Lawrence H. Hyde (nominee)         79        II          1986          2003
   Charles C. McGettigan              58         I          1992          2005
   Myron A. ("Mike") Wick, III        59         I          1991          2005

Mr. Lawrence H. Hyde has been a director of the Company since September 1986, serving as Chairman of the Board from June 1987 to June 1993 and as President from October 1997 through September 2001. Mr. Hyde is a private investor with interests in a number of publicly and privately held companies. He spent the majority of his business career as an executive in the automotive industry, serving in various engineering, marketing, international, and chief executive capacities for AM General Company, American Motors Corporation and Ford Motor Co. Currently, Mr. Hyde serves as a trustee of the American University in Cairo, where he is also chairman of the Karnak Equity Fund. Mr. Hyde is a graduate of Harvard College and Harvard Business School.

Mr. Charles C. McGettigan has been a director of the Company since February 1992. He was a founding partner in 1991 and is a general partner of Proactive Investment Managers, L.P., which is the general partner of Proactive Partners, L.P. In 1988 Mr. McGettigan co-founded McGettigan, Wick & Co., Inc., an investment banking firm, following a career as an executive with major investment banking firms, including Hambrecht & Quist, Inc. and Dillon, Read & Co. Inc. He currently serves on the Boards of Directors of Cuisine Solutions, Inc., Modtech, Inc., PMR Corporation, Tanknology - NDE Corporation, and Onsite Energy, Inc., of which he is the Chairman. Mr. McGettigan is a graduate of Georgetown University, and received his MBA in Finance from The Wharton School of the University of Pennsylvania.

Mr. Myron A. ("Mike") Wick, III, has been a director of the Company since November 1991 and was elected Chairman of the Board of Directors in June 1993. He was a founding partner in 1991 and is a general partner of Proactive Investment Managers, L.P., which is the general partner of Proactive Partners, L.P. In 1988 Mr. Wick co-founded McGettigan, Wick & Co., Inc., an investment banking firm. From 1985 to 1988 Mr. Wick was Chief Operating Officer of California Biotechnology, Inc. in Mountain View, California. He currently serves on the Boards of Directors of Modtech, Inc., StoryFirst Communications, Inc., and Tanknology - NDE Corporation. Mr. Wick received a B.A. degree from Yale University and an MBA from the Harvard Business School.


                       OTHER EXECUTIVE OFFICER

Mr. George E. Ponticas, age 44, has been Vice President of Finance, Chief Financial Officer, Secretary and Treasurer of the Corporation since September 1991. From May 1987 through August 1991, he served as the Corporation's
Controller and Assistant Secretary. Prior to joining the Corporation, Mr. Ponticas was a member of the auditing staff of Price Waterhouse in Baltimore, Maryland, attaining the position of audit manager. Mr. Ponticas is a Certified Public Accountant, and is a member of the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants. He received his B.S. in Accounting from Loyola College in Maryland.


         PREFERRED STOCK PROPOSAL - ELECTION OF PREFERRED STOCK DIRECTOR

At its meeting on June 17, 2003, the Board of Directors nominated incumbent director Mr. Lawrence H. Hyde for election at the 2003 Annual Meeting of Shareholders as a Class II Preferred Stock director. The persons named in the enclosed Proxy have the intention of voting for the election of the nominee unless the shareholder specifies otherwise. Although the Board of Directors does not contemplate that the nominee will be unable to serve, if such a situation arises prior to the Annual Meeting the persons named in the Proxy will vote in accordance with their best judgment.



             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC, and to provide copies of all such reports to the Company. Based solely on its review of the copies of such reports received by it, or written representations from reporting persons that no reports were required for those persons, the Company believes that all of its officers, directors, and greater than 10% shareholders complied with all such filing requirements related to beneficial ownership of Common Stock during 2002 except as indicated below.

In August 2002 the Company was informed that certain members of the Proactive, et.al. Form 13D filing group of affiliated entities and individuals, beneficial owners of more than 10% of the Company's Common Stock, had failed to report to the Company, and failed to file Form 4s, covering the following sales of the Company's Common Stock in 2000 and 2001:

                                                           Number
          Period of Transactions                          of shares

   June 2000 - September 2000                               78,000
   December 2000                                             6,000
   November 2001                                            11,000


In late July 2002 and August 2002 pursuant to a Form 144 filing with the SEC dated July 23, 2002, Proactive, et.al. sold an additional 63,000 shares of the Company's Common Stock for which Form 4s were not timely filed. Two of the Company's directors, Mr. McGettigan and Mr. Wick, held beneficial ownership of the shares sold in July 2002 by virtue of their executive and ownership positions in Proactive, et.al. Form 4s covering these sales were not timely filed by Mr. McGettigan and Mr. Wick.

Based solely on its review of the copies of such reports received by it, the Company believes that Form 4s were eventually filed by Proactive, et.al., Mr. McGettigan and Mr. Wick to report all of the above-described transactions.



                                  OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in this Notice of Meeting and Proxy Statement. If any such matters should arise, it is intended that the persons named in and acting under the enclosed form of Proxy or their substitutes will vote thereon in accordance with their best judgment.


                              SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be included in the Corporation's proxy statement and form of proxy for presentation at the next annual shareholder meeting must comply with certain rules and regulations with respect to the number and length of proposals, eligibility of persons entitled to have such proposals included, and other aspects. Interested persons should refer to the Securities Exchange Act of 1934 and other applicable laws and regulations. Proposals intended to be included in the Corporation's proxy statement and form of proxy for presentation at the 2004 Annual Meeting of Shareholders must be received at the Corporation's principal executive offices in Annapolis, Maryland at least 120 days before the anniversary date of mailing of the 2003 proxy materials. Based on the date of mailing of the 2003 proxy materials, the date for receipt of proposals intended to be included in the Corporation's proxy statement and form of proxy for presentation at the 2004 Annual Meeting of Shareholders is April 30, 2004.



























                           APPENDIX A - FORM OF PROXY




PROXY                  Sonex Research, Inc. - Common Stock


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby appoints ANDREW A. POURING and GEORGE E. PONTICAS, or each of them, as Proxies, each with the power to appoint his substitute, to represent and vote all shares of Common Stock of and on behalf of the undersigned upon or in connection with the transaction of all business at the Annual Meeting of Holders of Common Stock of Sonex Research, Inc. ("Sonex") to be held September 16, 2003, and any adjournments thereof, with all powers the undersigned would possess if personally present and voting at such meeting. While the Board of Directors of Sonex has not presented any proposal for vote and currently knows of no proposal which may be brought before the Annual Meeting, this proxy is given to enable the Proxies to vote all shares of the undersigned with respect to any proposal which may lawfully and properly be brought before the meeting.


                                     Dated _______________ , 2003


                                     ----------------------------
                                              Signature

                                     ----------------------------
                                      Signature (if held jointly)


     PLEASE SIGN EXACTLY AS NAME(S) APPEAR(S) HEREON. If shares are held in the names of two or more persons, all must sign. When signing in a representative or fiduciary capacity, give full title as such. If signer is a corporation, sign corporate name by fully authorized officer.